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                                                                   Exhibit 11.1

                           COMMEMORATIVE BRANDS, INC.


                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE

                        (In Thousands, Except Share Data)


                                                     Three Months  Fiscal Year
                                                        Ended         Ended
                                                      August 30,    August 30,
                                                         1997          1997
                                                      ----------    ----------

AVERAGE COMMON SHARES OUTSTANDING                      375,000       375,000

COMMON EQUIVALENT SHARES RESULTING FROM STOCK
     OPTIONS ISSUED                                          -             -

AVERAGE COMMON AND COMMON EQUIVALENT SHARES
     OUTSTANDING                                       375,000       375,000
                                                      ---------     ---------
                                                      ---------     ---------

NET LOSS                                              $ (4,132)     $ (8,867)
                                                      ---------     ---------
                                                      ---------     ---------

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS             $ (4,432)     $ (9,717)
                                                      ---------     ---------
                                                      ---------     ---------

EARNINGS PER COMMON SHARE:
     Net loss per common and common equivalent
      share                                           $ (11.82)     $ (25.91)
                                                      ---------     ---------
                                                      ---------     ---------

NOTE:

     Earnings per share have been computed by dividing net loss available to common shareholders by the average number of common and common equivalent shares outstanding. The Company has outstanding warrants and stock options that are not included in the computation of diluted earnings per share because to do so would be antidilutive. There is no difference between the number of shares for basic and fully diluted earnings per share in any period.

     Commemorative Brands, Inc., completed the acquisitions of ArtCarved and Balfour on December 16, 1996, and until such date, engaged in no business activities other than those in connection with the Acquisitions and financing thereof.